Exhibit 99.2

VIROPHARMA INCORPORATED Contacts:
Robert A. Doody
Assistant Director, Investor Relations
Phone (610) 321-6290
Shannon Sanders (Media)
Manager, PR & Advocacy
Phone (610) 321-2886
HALOZYME Contact:
Anne Erickson
Executive Director, Investor Relations
Phone (858) 704-8264

VIROPHARMA AND HALOZYME PROVIDE UPDATE ON CLINICAL DEVELOPMENT OF

SUBCUTANEOUS CINRYZE® (C1 ESTERASE INHIBITOR [HUMAN]) WITH

RECOMBINANT HUMAN HYALURONIDASE (rHuPH20)

Exton, PA, and San Diego, CA, September 21, 2012 — ViroPharma Incorporated (Nasdaq: VPHM) and Halozyme Therapeutics, Inc. (Nasdaq: HALO) announced today that the U.S. Food & Drug Administration (FDA) has provided guidance enabling ViroPharma to resume clinical studies of the subcutaneous administration of Cinryze in combination with rHuPH20. The FDA informed ViroPharma that based upon their ongoing assessment, the FDA believes the potential safety signals regarding antibodies to rHuPH20 that were detected in the clinical development program of another company’s product are limited to that specific program. According to Halozyme, the detected antibodies were non-neutralizing and not associated with any clinical adverse events. The FDA has advised ViroPharma to amend the study protocol, allowing for increased laboratory sampling to monitor rHuPH20 antibody levels, and keep the Agency informed of elevated antibody levels during the treatment phase of the study.

ViroPharma intends to provide additional commentary on next steps and timing at ViroPharma’s analyst day event scheduled to begin at 9:00 A.M. E.T. today. To access the webcast of ViroPharma’s analyst day, please visit www.viropharma.com.

About Cinryze® (C1 esterase inhibitor [human])

Cinryze is a highly purified, pasteurized and nanofiltered plasma-derived C1 esterase inhibitor product. In the U.S., Cinryze is approved by the FDA for routine prophylaxis against angioedema attacks in adolescent and adult patients with HAE. In the E.U., the product is approved by the EMA for the treatment and pre-procedure prevention of angioedema attacks in adults and adolescents with hereditary angioedema (HAE), and routine prevention of angioedema attacks in adults and adolescents with severe and recurrent attacks of hereditary angioedema (HAE), who are intolerant to or insufficiently protected by oral prevention treatments or patients who are inadequately managed with repeated acute treatment. Cinryze is for intravenous use only.

Severe hypersensitivity reactions to Cinryze may occur. Thrombotic events have occurred in patients receiving Cinryze, and in patients receiving off-label high dose C1 inhibitor therapy. Monitor patients with known risk factors for thrombotic events. With any blood or plasma derived product, there may be a risk of transmission of infectious agents, e.g. viruses and, theoretically, the CJD agent. The risk has been reduced by screening donors for prior exposure to certain virus infections and by manufacturing steps to reduce the risk of viral transmission including pasteurization and nanofiltration.

The most common adverse reactions in clinical trials associated with Cinryze were rash, headache, nausea, erythema, phlebitis and local reactions at the injection site. Adverse events of sinusitis and upper respiratory infection also were observed in clinical trials. No drug-related serious adverse events (SAEs) were reported in clinical trials.

Please visit http://www.viropharma.com/products/cinryze.aspx for the full U.S. Prescribing Information; the prescribing information for other countries can be found at www.viropharma.com.

About Enhanze™ Technology

Enhanze™ technology is a proprietary drug delivery platform using Halozyme’s first approved enzyme, recombinant human hyaluronidase or rHuPH20. When formulated with other injectable drugs, Enhanze technology can facilitate the subcutaneous dispersion and absorption of these drugs. Molecules as large as 200 nanometers may pass freely through the extracellular matrix, which recovers its normal density within approximately 24 hours, leading to a drug delivery platform which does not permanently alter the architecture of the skin. The principal focus of Halozyme’s Enhanze technology platform is the use of rHuPH20 to facilitate subcutaneous administration for large molecule biological therapeutics, some of which currently require intravenous administration.

About Hereditary Angioedema (HAE)

HAE is a rare, severely debilitating, life-threatening genetic disorder caused by a deficiency of C1 inhibitor, a human plasma protein. This condition is the result of a defect in the gene controlling the synthesis of C1 inhibitor. C1 inhibitor maintains the natural regulation of the contact, complement, and fibrinolytic systems, that when left unregulated, can initiate or perpetuate an attack by consuming the already low levels of endogenous C1 inhibitor in HAE patients. Patients with C1 inhibitor deficiency experience recurrent, unpredictable, debilitating, and potentially life threatening attacks of inflammation affecting the larynx, abdomen, face, extremities and urogenital tract. Patients with HAE experience approximately 20 to 100 days of incapacitation per year. There are estimated to be at least 6,500 people with HAE in the United States and at least 10,000 people in the European Union.

For more information on HAE, visit the HAEi’s (International Patient Organization for C1 Inhibitor Deficiencies) website at www.haei.org and the U.S. HAE Association’s website at: www.haea.org.

About Halozyme

Halozyme Therapeutics is a biopharmaceutical company dedicated to developing and commercializing innovative products that advance patient care. With a diversified portfolio of enzymes that target the extracellular matrix, the Company’s research focuses primarily on a family of human enzymes, known as hyaluronidases, that increase the absorption and dispersion of biologics, drugs and fluids. Halozyme’s pipeline addresses therapeutic areas, such as diabetes, oncology and dermatology that have significant unmet medical need. The Company markets Hylenex® recombinant (hyaluronidase human injection) and has partnerships with Roche, Baxter, ViroPharma and Intrexon. Halozyme is headquartered in San Diego, CA. For more information on how we are innovating, please visit our corporate website at www.halozyme.com.

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing novel solutions for physician specialists to address unmet medical needs of patients living with diseases that have few if any clinical therapeutic options, including C1 esterase inhibitor deficiency, treatment of seizures in children and adolescents, adrenal insufficiency (AI), and C. difficile infection (CDI). Our goal is to provide rewarding careers to employees, to create new standards of care in the way serious diseases are treated, and to build international partnerships with the patients, advocates, and health care professionals we serve. ViroPharma’s commercial products address diseases including hereditary angioedema (HAE), seizures in children and adolescents, and CDI; for full U.S. prescribing information on our products, please download the package inserts at http://www.viropharma.com/Products.aspx; the prescribing information for other countries can be found at www.viropharma.com.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

ViroPharma Forward Looking Statements

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events, including the therapeutic indication and use, safety, efficacy, tolerability and potential of Cinryze and our focus, goals, strategy, research and development programs, and ability to develop pharmaceutical products, commercialize pharmaceutical products, and execute on our plans including clinical development activities with Cinryze related to subcutaneous administration in combination with rHuPH20. There can be no assurance that clinical investigations of products in combination with rHuPH20 can resume in a timeframe that we expect, or that the FDA will not request additional information prior to permitting such clinical investigations may begin. Additionally, any future studies with Cinryze utilizing subcutaneous administration in combination with rHuPH20 may not yield positive results or support further development of Cinryze for subcutaneous administration in combination with rHuPH20. The FDA or EMA may view the data regarding subcutaneous administration of Cinryze in combination with rHuPH20 as insufficient or inconclusive, request additional data, require additional clinical studies, delay any decision past the time frames anticipated by us, limit any approved indications, or deny the approval of Cinryze for subcutaneous administration in combination with rHuPH20. These factors, and other factors, including, but not limited to those described in our annual report on Form 10-K for the year ended December 31, 2011 and Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release are made as of the date hereof and may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements. These forward looking statements should not be relied upon as representing our assessments as of any date subsequent to the date of this press release.

Halozyme Safe Harbor Statement

In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning our products in development, potential benefits and attributes, anticipated clinical and regulatory events and our intended actions) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including clinical trial enrollment and results, regulatory requirements, adverse effects associated with the use of our products, and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 9, 2012.

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